EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

Hooper Holmes, Inc., (referred to throughout this Agreement as “Employer”), and David J. Goldberg, (referred to throughout this Agreement as “Employee”), agree that:

1. Last Day of Employment. Employee’s last day of employment with Employer is December 31, 2005.

2. Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Employer agrees:

a. to pay to Employee twelve (12) months salary in the amount of Two Hundred Thirty-Three Thousand Dollars ($233,000.00), less lawful deductions, within fifteen (15) days after the passage of the revocation period described in paragraph “4” or Employee’s last day of employment, whichever occurs later; and

b. to pay to Employee the sum of Twenty-Three Thousand Two Hundred Sixty-One Dollars and Fifty Cents ($23,261.50) “grossed up” to include any taxes that would be owed by Employee by reason of such payment within fifteen (15) days after the passage of the aforesaid revocation period, representing the end of lease buyout cost of the automobile presently leased for him by Employer, it being expressly recognized that it shall be Employee’s sole obligation to purchase said automobile and that Employer has no obligation to purchase the vehicle in its own name and transfer title to the automobile to Employee and further that Employee shall be entitled to receive the aforesaid sum regardless of whether he elects to purchase said automobile; and

c. if Employee elects to continue medical and/or dental coverage under Employer’s group medical and dental insurance plans in accordance with the continuation requirements of COBRA, the Employer shall reimburse Employee for the cost of said coverage for a period of eighteen (18) months beginning on January 1, 2006 and ending on June 30, 2007. Employee acknowledges that Employer cannot make COBRA payments directly to the group medical and dental insurance carriers and that Employer will pay the COBRA amount to Employee on a monthly basis through June 30, 2007. Employee acknowledges that Employer shall withhold taxes and other lawful withholdings from the monthly payments to Employee, so that the net amount received by Employee will be less than the monthly COBRA amount. Employee will be issued a Form W-2 by Employer indicating all withholdings. It shall be the obligation of Employee to promptly notify Employer if and when he has discontinued COBRA coverage or has obtained other medical and/or dental insurance coverage, either directly or through another employer’s group plan, during said eighteen (18) month period, in which event Employer’s obligation to Employee for COBRA payments shall cease; and

d. to pay Employee’s SERP life insurance premium for the one-year policy period from February 2006 to February 2007 when said premium payment is due; and

e. to pay Employee for all unused vacation days in calendar year 2005; and

f. to provide employee with his Employer-supplied laptop computer after all Employer-related data has been removed from the computer by Employer’s IT Department; and

g. to have Employer’s Compensation Committee grant Employee a waiver under the retirement provisions of Employer’s various stock option plans, so as to provide Employee one (1) year following his last day of employment (i.e., until December 31, 2006) to exercise his presently held stock options, notwithstanding that due to Employee’s age, he is not eligible to “retire” under said plans; and

h. to pay Employee the sum of Ten Thousand Dollars ($10,000.00), to be used by Employee at his sole discretion for outplacement fees or other expenses incurred by him in finding other employment or establishing another career. Employer agrees to “gross up” the amount paid to Employee pursuant to this subsection h, to cover any taxes owed thereon by Employee.

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

4. Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Robert William Jewett, Senior Vice President and General Counsel and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Mr. Jewett or Employer’s designee, or mailed to Mr. Jewett c/o Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920 and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5. General Release of Claim. Employee, Employee’s heirs, executors, administrators, fiduciaries, successors and/or assigns, knowingly and voluntarily release and forever discharge, to the full extent permitted by law, Employer, Employer’s past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, partners, officers, directors, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities, and its and their past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, partners, officers, directors, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns, individually and in their official capacities, (collectively referred to herein as “Released Parties” or “Released Party”) jointly and severally, of and from all claims, known or unknown, that Employee has or may have against Released Parties as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;

•	Title VII of the Civil Rights Act;

•	Civil Rights Act of 1991

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act;

•	The Fair Credit Reporting Act;

•	The Immigration Reform Control Act;

•	The Americans with Disabilities Act;

•	The Rehabilitation Act;

•	The Age Discrimination in Employment Act;

•	The Occupational Safety and Health Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Fair Labor Standards Act;

•	Worker Adjustment and Retraining Notification Act;

•	Employee Polygraph Protection Act;

•	The New Jersey Law Against Discrimination;

•	The New Jersey Family Leave Act;

•	The New Jersey State Wage and Hour Law;

•	The New Jersey Conscientious Employee Protection Act;

•	The New Jersey Equal Pay Law;

•	The New Jersey Occupational Safety and Health Law;

•	The New Jersey Smokers’ Rights Law;

•	The New Jersey Genetic Privacy Act;

•	The New Jersey Fair Credit Reporting Act;

•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;

•	The New Jersey Public Employees’ Occupational Safety and Health Act;

•	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

•	any other federal, state or local civil rights law, whistle-blower or any other local, state or federal law, regulation or ordinance;

•	any public policy, contract (oral, written or implied), tort, constitution or common law;

•	any claims for vacation, sick or personal leave pay or payment pursuant to any practice, policy, handbook or manual; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees.

6. Affirmations. Employee affirms that Employee has not filed, caused to be filed, and presently is not a party to any claim, complaint, or action against Released Parties in any forum or form. Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state or local leave law, including the New Jersey Family Leave Act. Employee agrees not to seek employment with Released Parties in the future.

7. Confidentiality. To the extent permitted by law, Employee and Employer mutually agree not to disclose any information regarding the existence or substance of this Agreement, except that Employee may disclose the substance of this Agreement to Employee’s spouse, tax advisor, or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, each of whom shall likewise agree to keep the information confidential. In the event Employee is subject to subpoena, court order or otherwise compelled to testify, appear or provide information regarding Released Parties, within three (3) days of Employee’s receipt of said subpoena, court order, or other notification, Employee will provide written notice, via facsimile and mail, to Robert William Jewett, Senior Vice President and General Counsel, Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, facsimile number 908-953-6304. This Agreement shall not be filed with any court and shall remain forever confidential except in an action to enforce or for breach of this Agreement. If Employee asserts an action to enforce this Agreement or for breach of this Agreement, Employee shall maintain such confidentiality by whatever means necessary, including, but not limited to, submitting the Agreement to a court under confidential seal. Notwithstanding the foregoing, Employee acknowledges that Employer is required to file this Agreement with the U .S. Securities and Exchange Commission as an exhibit to a Form 8-K describing the Agreement and Employee expressly agrees that such filing by Employer will not constitute a violation of this confidentiality provision.

8. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action against the other to specifically enforce any term or terms of this Agreement, in addition to any other legal or equitable relief permitted by law. In the event that any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Moreover, if any such provision determined to be invalid, illegal or unenforceable can be made valid, legal or enforceable by modification thereof, then the party for whose benefit the provision exists, may make such modification as necessary to make the provision valid, legal and enforceable.

9. Non Disparagement. Employee agrees not to defame, disparage or demean Employer in any manner whatsoever and Employer agrees not to defame, disparage or demean Employee in any manner whatsoever.

10. Cooperation. Subject to Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Employer and/or any Released Party or Released Parties.

11. Return of Property. Employee agrees that on or before December 31, 2005, to return any and all property, including all copies or duplicates thereof, belonging to Released Parties, including, but not limited to, keys, security cards, equipment, documents, supplies, customer lists and customer information, confidential documents, leased and any other property of the Employer in Employee’s possession, excepting his company provided automobile (should he decide to purchase it from the leasing company) and his company provided laptop computer.

12. Nonadmission of Wrongdoing. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

13. Non-Competition. In exchange for the consideration provided by Employer, as set forth in Paragraph 2 above, Employee agrees that for a period of one (1) year following his last day of employment with Employer, as set forth in Paragraph 1 above, he will not, within the United States of America, engage in the selling or marketing of any services which Employer is currently providing to its clients, for any company or organization that presently competes with Employer. Employee agrees that Employer shall be entitled to injunctive relief, and such other relief as the courts shall grant it, in the event of any breach or threatened breach of this provision by Employee. Employee agrees that in the event that a court finds this provision to be unreasonable in terms of duration or territory, the court may modify this provision as it deems appropriate and reasonable.

14. Right of First Refusal. Employer and Employee agree that Employer shall have a right of first refusal to invest in any business venture that may be offered by Employee to Employer during the twelve (12) month period following Employee’s last day of employment. During this period, Employee must offer the business venture to Employer prior to offering it to any other party, including competitors of Employer.

15. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16. Entire Agreement. This Agreement sets forth the entire agreement between the Employee and Released Parties hereto, and fully supercedes any prior or contemporaneous agreements or understandings between Employee and Released Parties; provided, however, that this Agreement does not supercede or affect any confidentiality, non-disclosure, invention, assignment of proprietary rights, or non-solicitation agreement(s) signed by Employee. The obligations of such agreements remain in full force and effect and Employee expressly acknowledges Employee’s intent to adhere to the promises contained in those agreements. Employee also acknowledges that Employee has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

/s/ David J. Goldberg
David J. Goldberg

Date: December 7, 2005

HOOPER HOLMES, INC.

By:	/s/ Benjamin A. Currier
NAME:	Benjamin A. Currier
TITLE:	Chairman & Interim Chief Executive Officer

Date: December 14, 2005